Exhibit 99.1
                                        Contact:  William E. Keslar
                                                  Don H. Herring
                                                  (412) 433-6870


FOR IMMEDIATE RELEASE
----------------------



USX WILL REDEEM ALL SHARES OF USX-DELHI GROUP COMMON STOCK AT $20.60
--------------------------------------------------------------------
PER SHARE.
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     PITTSBURGH, Dec. 23 - USX Corporation said today that it will use the net proceeds from the previously announced sale of its stock in Delhi Gas Pipeline Corporation and related subsidiaries that comprise the Delhi Group to redeem all the 9.45 million outstanding shares of its USX-Delhi Group (NYSE:DGP) Common Stock on January 26, 1998 at a price of $20.60 per share. An official notice of redemption will be mailed to USX-Delhi Group shareholders on December 26, 1997. See attachment I for details of calculation.
     The paying agent is USX Corporation. The USX-Delhi Group stock certificates may be mailed to USX Corporation, Shareholder Services, 600 Grant Street, Room 611, Pittsburgh, PA, 15219-4776. Hand deliveries can be made to USX Corporation, Shareholder Services, 600 Grant Street, Room 611, Pittsburgh or to ChaseMellon Securities, Shareholder Services, 120 Broadway, 13th Floor, New York City.

1997-12-23
Attachment I


                    USX-DELHI GROUP COMMON STOCK

                    Redemption Price Calculation
          (Dollars in Millions, except per share amounts)


Gross Price of Delhi Companies                       $ 762.0

Less:  Adjustments per Stock Purchase
       and Sale Agreement 1                             10.4
                                                      ------
Adjusted Price                                       $ 751.6

Less deductions for:

  Taxes payable by USX in respect to
  the transaction 2                                    208.1

  Liabilities (contingent and otherwise)
  of or allocated to the Delhi Group 3 4               345.8

  Transaction Costs 4                                    4.3

Plus:  Interest earned on funds held for
       Redemption from Closing Date until
       Redemption Date 4                                 1.2
                                                      ------
Net Proceeds Available for Distribution              $ 194.6

Net Proceeds per share                               $ 20.60


---------------
1    Reflects liabilities retained by the Delhi Companies for which adjustments were required under the Stock Purchase and Sale Agreement.

2 Based upon a tax basis of approximately $197.5 at October 31, 1997 and a tax rate of approximately 37.6%.

3 Includes debt and preferred stock attributed to the Delhi Group at October 31, 1997.

4    Calculated on an after-tax basis.